EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-61476, 333-97209, 333-129002, 333-143519, 333-161159, 333-174559, 333-184604, 333-196320, and 333-211609 on Form S-8, and Registration Statement No. 333-210967 on Form S-3 of our reports dated February 28, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Integer Holdings Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Integer Holdings Corporation for the year ended December 30, 2016.
/s/ Deloitte & Touche LLP
Williamsville, New York
February 28, 2017